Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Strategy Funds, Inc. formerly known as First
American Strategy Funds, Inc.
811-07687

A special meeting of shareholders was held at the offices of FAF Advisors, Inc., on December 17,
2010, with the meeting being subsequently adjourned to December 29, 2010 for Strategy
Growth Allocation Fund and Strategy Conservative
Allocation Fund, at this meeting shareholders were asked to approve an investment advisory agreement with Nuveen Asset Management and an investment sub-advisory agreement between Nuveen Asset
Management and Nuveen Asset Management, LLC.

The results of the vote for the new Investment
Management Agreement and Sub-Advisory
agreement were as follows:

 <c>Nuveen Strategy Aggressive Growth Allocation Fund
<c> Nuveen Strategy Growth Allocation Fund
<c> Nuveen Strategy Balanced Allocation Fund
<c> Nuveen Strategy Conservative Allocation Fund
To approve an investment advisory
agreement with Nuveen Asset
Management and an investment sub-
advisory agreement between Nuveen
Asset Management and Nuveen Asset
Management, LLC.




   For
                  6,448,258
              9,646,175
             21,000,282
               5,835,350
   Against
                       23,051
                 955,245
                  205,414
                    37,275
   Abstain
                       25,456
                 138,827
                  187,076
                  105,248
   Broker Non-Votes
                  3,025,285
              5,434,552
               8,781,266
               3,775,519
      Total
                  9,522,050
            16,174,799
             30,174,038
               9,753,392

Proxy materials are herein incorporated by reference to the SEC filing on November 10, 2010 , under Conformed Submission Type
Def 14A, accession number 0000950123-10-103865.